                                                                      EXHIBIT 11

                         HBO & COMPANY AND SUBSIDIARIES
            COMPUTATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (000 OMITTED EXCEPT FOR PER SHARE DATA)

                                                                                   1995       1994       1993
                                                                                ----------  ---------  ---------
Weighted Average Number of Common Shares Outstanding..........................      37,822     34,848     33,862
  Add -- Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it applies to the computation of
   primary earnings per share*................................................      --          1,685      1,787
                                                                                ----------  ---------  ---------
Number of Common and Common Equivalent Shares Outstanding.....................      37,822     36,533     35,649
  Add -- Additional shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it applies to the
   computation of fully diluted earnings per share*...........................      --            134        361
                                                                                ----------  ---------  ---------
Number of Common and Common Equivalent Shares Outstanding Assuming Full
 Dilution.....................................................................      37,822     36,667     36,010
                                                                                ----------  ---------  ---------
                                                                                ----------  ---------  ---------
Net Earnings (Loss) for Primary and Fully Diluted Earnings Per Share..........  $  (25,235) $  31,555  $  18,897
                                                                                ----------  ---------  ---------
                                                                                ----------  ---------  ---------
Earnings (Loss) Per Share:
  Primary.....................................................................  $     (.67) $     .86  $     .53
                                                                                ----------  ---------  ---------
                                                                                ----------  ---------  ---------
  Fully Diluted...............................................................  $     (.67) $     .86  $     .52
                                                                                ----------  ---------  ---------
                                                                                ----------  ---------  ---------

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* Common  Equivalent shares  are not  presented for  1995 because  the effect is anti-dilutive.

All prior period amounts have been restated to reflect the 1995 acquisition of CliniCom Incorporated in a pooling transaction.